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                     October 23, 2023

       Kevin L. Thompson
       Chief Financial Officer
       PacWest Bancorp
       9701 Wilshire Blvd., Suite 700
       Beverly Hills, CA 90212

                                                        Re: PacWest Bancorp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-36408

       Dear Kevin L. Thompson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance